MEDICAL RETENTION AGREEMENT

This Medical Retention Agreement (the "Agreement") is entered into by and between Arizona Public Service Company ("APS") and Maria Lacal ("Employee").

1.Purpose. The purpose of this Agreement is to award a retention incentive that will be used to obtain medical insurance of the Employee's choice subject to the terms and conditions set forth below.

2.Retention Incentive.

(a)If Employee remains employed by APS through April 30, 2017, then APS shall be obligated to pay to Employee the amount of $260,000 (the "Retention Incentive").

(b)If Employee's employment with APS is involuntarily terminated by APS for Cause, the Retention Incentive will be forfeited. For purposes of this Agreement, the term "Cause" means any act or omission by Employee which could result in disciplinary action by APS against Employee in accordance with the personnel policies and procedures of APS. The determination of whether "Cause" exists shall be made by APS, in its sole and absolute discretion, in accordance with its personnel policies and procedures.

3.Payment of Retention Incentive. Employee's Retention Incentive will be paid to Employee in a single lump sum payment within 30 days following Employee's Separation from Service unless Employee is a Specified Employee on the date of her Separation from Service. If the Employee is a "Specified Employee" on the date of her Separation from Service, the Retention Incentive shall be paid in a single lump sum cash payment within 30 days following the first day of the seventh month following Employee's Separation from Service. For purposes of this Agreement, the term "Specified Employee" shall have the meaning ascribed to it in the Pinnacle West Capital Corporation Board of Director Minutes dated October 17, 2007.

4.Continued Health Benefit. Effective upon Employee's Separation from Service for reasons other than Cause, Employee and APS will enter into a "Settlement Agreement" pursuant to Section 3.2(d) of the Pinnacle West Capital Corporation Group Medical Plan (the "Group Medical Plan"). The Settlement Agreement shall entitle Employee to purchase continued health insurance coverage (the "Continuation Coverage") under the Group Medical Plan on the following terms and conditions:

(a)The Continuation Coverage may be continued for Employee and Employee's "Eligible Dependents," determined as of the day of Employee's Separation from Service and in accordance with the definition of "Eligible Dependents" set forth in the Group Medical Plan. The Continuation Coverage for Employee or Employee's spouse shall end on the date on which Employee or Employee's spouse, as the case may be, becomes eligible to elect to receive Medicare coverage. The Continuation Coverage for any Eligible Dependent other than Employee's spouse shall end on the date as of which the dependent is no longer an "Eligible Dependent" as determined in accordance with the Group Medical Plan.

(b)    In order to receive the Continuation Coverage, Employee (or Employee's Eligible Dependents following Employee's death) must pay the full premium (Employer and participant portions) for the Continuation Coverage.

(c)    In order to receive the Continuation Coverage, Employee must elect it on or before the last day of her employment. If Employee does not elect to receive the Continuation Coverage on or before the last day of her employment, she will no longer be eligible to receive it at any time in the future. If Employee elects Continuation Coverage and later chooses to discontinue her participation or the participation by any of her dependents, neither Employee nor her dependents shall be eligible for Continuation Coverage at any time in the future.

(d)    The Continuation Coverage will be subject to the prov1s10ns of Article Four of the Medical Plan, which provides the rules for coordination of benefits. The provisions of this paragraph supersede any contrary provisions in Article Four of the Group Medical Plan as it applies to Employee and Employee's Eligible Dependents.

(e)    Employee and Employee's Eligible Dependents shall not be entitled to any benefits other than those provided from time to time under the Group Medical Plan to "Pre-age 65 Retirees" and their eligible dependents. For this purpose, a "Pre-age 65 Retiree" is a retired former employee of APS who is not yet eligible for Medicare coverage and who is then covered by the Group Medical Plan. The Continuation Coverage of Employee and Employee's Eligible Dependents under the Group Medical Plan will be subject to all of the terms and provisions of the Group Medical Plan, as it may be amended from time to time.

(f)    Pursuant to the Patient Protection and Affordable Care Act and the Health Care & Education Affordability Reconciliation Act (collectively, the "Health Care Reform Act"), penalties may be imposed upon an employer that provides discriminatory health care benefits. If APS concludes, in the exercise of its discretion and based upon the advice of legal or other counsel, that the Continuation Coverage provided to Employee pursuant to this Section will subject APS to any fines, taxes, or penalties pursuant to the Health Care Reform Act or any other applicable state or federal law, rules or regulations, APS reserves the right to immediately discontinue the Continuation Coverage and the payment or provision of any benefits that result in the imposition of such fines, taxes, or penalties. In such event, APS shall have no obligation to replace the benefit or compensate Employee for lost coverage.

(g)    Employee acknowledges that APS has reserved the right to amend or terminate the Group Medical Plan both before and after Employee's Separation from Service. Any such amendments will apply to Employee and Employee's Eligible Dependents and the Continuation Coverage to which Employee and Employee's Eligible Dependents are entitled. If APS amends or terminates the Group Medical Plan or the retiree medical coverage provided pursuant to the Group Medical Plan, the Continuation Coverage available to Employee and Employee's Eligible Dependents will be amended or terminated as well.

(h)    Any reference in this Agreement to any particular provision of the Group Medical Plan will be deemed to also refer to the corresponding provision of any amended, restated or any replacement plan.

5.    Confidentiality. Employee shall hold the existence and terms of this Agreement in confidence. Employee shall not publicly or privately discuss or disclose the nature or content of this Agreement. However, Employee may disclose the terms of this Agreement if required by federal or state law, and Employee may disclose the terms of this Agreement to Employee's accountant, attorney, consultant and spouse. In addition, APS and Employee may disclose this Agreement as necessary to enforce its provisions.

6.    Reporting to Federal and State Agencies. Nothing in this Agreement shall be construed to prohibit Employee from reporting or disclosing any suspected instance of illegal activity of any nature, any nuclear safety concerns, any workplace safety concerns, or any public safety concerns to the Nuclear Regulatory Commission ("NRC"), the United States Department of Labor ("DOL"), or any other federal, state, or local government agency or court. This Agreement shall not be construed to prohibit Employee from providing information to the NRC, DOL, Equal Employment Opportunity Commission, United States Securities and Exchange Commission, Occupational Safety and Health Administration, or Arizona Division of Occupational Safety and Health, or testifying in any civil or criminal proceedings, even if such information or testimony being provided relates to the claims or matters covered by this Agreement. This Agreement shall not be construed as a waiver or withdrawal of any safety concerns which Employee has or may have reported to the NRC or DOL, or withdrawal of any participation by Employee in any NRC proceedings. In this regard, the parties to this Agreement understand that this Agreement shall be interpreted in a manner consistent with 10 CFR § 50.7(f). Notwithstanding anything to the contrary in this paragraph, Employee hereby waives and releases any right to receive any relief as a result of the Employee's participation in any investigation or proceeding of the NRC, DOL, or any federal, state, or local government agency or court.

7.    Law. The prov1s1ons of this Agreement shall be construed and interpreted according to the laws of the State of Arizona to the extent not preempted by Federal law.

8.    Severability. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

9.    Entire Agreement. APS and Employee acknowledge and agree that this Agreement constitute the entire agreement between APS and Employee with respect to the subject matter hereof.

10.    Amendments. This Agreement may not be modified, altered or changed except by a written agreement signed by APS and Employee.

11.    Withholding. The Retention Incentive, if any, is subject to reduction in order to comply with applicable federal, state and local tax withholding requirements and shall be reflected on Employee's Form W-2 for the year in which it is paid.

12.    Section 409A Compliance. Certain payments and benefits provided by this Agreement may be subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

(a)    Separation from Service. Notwithstanding anything in this Agreement to the contrary, no payment shall be made pursuant to Section 2 prior to Employee's Separation from Service. For purposes of this Agreement, the term "Separation from Service" shall have the meaning ascribed to it in Treasury Regulation Section 1.409A l(h).

(b)    No Elections; No Acceleration. Employee may not elect to receive cash or any other allowance in lieu of any benefits provided by this Agreement. Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to the regulations and other guidance issued pursuant to Section 409A.

(c)    Compliant Operation. This Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or qualify for an exception thereto. Nevertheless, APS cannot, and does not, guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for APS' responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, APS will not be responsible for the payment of any applicable taxes on compensation paid or provided to Employee.

IN WITNESS WHEREOF, APS and Employee have executed this Agreement on the dates set forth below.

ARIZONA PUBLIC SERVICE COMPANY

By : /s/ Donald E. Brandt
Donald E. Brandt
Chairman and Chief Executive Officer

Date: September 15, 2014

EMPLOYEE

/s/ Maria Lacal

Date: October 31, 2014
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